Exhibit 8.1

List of Subsidiaries of Wimm-Bill-Dann Foods OJSC

Subsidiary		Country of Incorporation

1.	Atamanskoe Farm	Russian Federation
2.	Anashensk Creamery	Russian Federation
3.	Bishkek Dairy Plant	Kyrgyz Republic
4.	Bolsherechensk Dairy Plant	Russian Federation
5.	Butakovskoe	Russian Federation
6.	Dary Valdaya	Russian Federation
7.	Essentuki Mineral Water Plant at CMW (Caucasian Mineral Waters)	Russian Federation
8.	Foods Production CJSC	Russian Federation
9.	Fruit Rivers	Russian Federation
10.	Fruktola	Russian Federation
11.	Geyser	Russian Federation
12.	Grande-V	Russian Federation
13.	Gulkevichy Dairy Plant	Russian Federation
14.	Karasuk Dairy Plant	Russian Federation
15.	Kutuliksky Creamery	Russian Federation
16.	Lianozovsky CJSC	Russian Federation
17.	Manros-M	Russian Federation
18.	Moloko Veidelevki	Russian Federation
19.	Municipal Guard Agency	Russian Federation
20.	Nectarin	Russian Federation
21	Niva	Russian Federation
22.	Plemzavod Za Mir and Trud	Russian Federation
23.	Podmoskovnoye Moloko	Russian Federation
24.	Predgorye	Russian Federation
25.	PTG WBD	Russian Federation
26.	Ramensk Milk	Russian Federation
27.	Subsidiary Enterprise Wimm-Bill-Dann	Ukraine
28.	Trade Company Wimm-Bill-Dann	Russian Federation
29.	Trud OJSC	Russian Federation
30.	Tuymazinskiy Dairy Plant	Russian Federation
31.	Valdai Springs Water Plant	Russian Federation
32.	Vitafruit	Russian Federation
33.	Vitamol-M	Russian Federation
34.	Wimm-Bill-Dann	Russian Federation
35.	Wimm-Bill-Dann Beverages	Russian Federation
36.	Wimm-Bill-Dann Finance	Russian Federation
37.	Wimm-Bill-Dann Georgia	Georgia
38.	Wimm-Bill-Dann Ukraine	Ukraine
39.	Wimm-Bill-Dann Mineral Water	Russian Federation
40.	Wimm-Bill-Dann Netherlands B.V.	Netherlands
41.	Wimm-Bill-Dann Tashkent	Republic of Uzbekistan
42.	Wimm-Bill-Dann Central Asia—Almaty	Republic of Kazakhstan
43.	Wimm-Bill-Dann Preobritatel	Russian Federation
44.	Zavety Ilyicha	Russian Federation